Pricing Supplement No. 4    Dated August 31, 1998                 Rule 424(b)(3)
                                                              File No. 333-35235
(To Prospectus dated February 17, 1998)

CENTRAL MAINE POWER COMPANY

Medium-Term Notes, Series D
(Floating Rate)
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRICING SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Principal Amount:    $50,000,000          Initial Interest Rate       6.26625%
Issue Price:         $50,000,000
                                          Base Rate:          1-mo. LIBOR + .61%
Trade Date:           August 27, 1998     Federal Funds Rate  Prime Rate
Original Issue Date:  September 1, 1998   Treasury Rate       Other (see att.)
Maturity Date:        September 3, 1999   Commercial Paper Rate
Form:X Book-Entry
       Certified   Interest Reset Period   Daily       Weekly         X Monthly
       Both                                Quarterly   Semi-Annually    Annually
Interest Determination Dates: Two London business days    Spread (+/-):   + .61%
                               before interest payment    Spread Multiplier:
                               date                       Alternate Rate Event
Interest Payment Period:      Monthly                     Spread
Interest Payment Dates:       1st of each month           Maximum Interest Rate:
                              1st interest payment        Minimum Interest Rate:
                               Oct. 1, 1998
Index Maturity:     Monthly
Redemption:
                The Notes cannot be redeemed prior to maturity
         X      The Notes may be redeemed prior to maturity

                      Redemption                                     Redemption
                         Date(s)                                       Price(s)
    02/01/99 and each payment date thereafter w/30 days notice           Par
Repayment:
         X The Notes cannot be repaid prior to maturity at the option of the holders thereof
                The Notes may be repaid prior to maturity at the option of the holders thereof

                      Redemption                                     Redemption
                         Date(s)                                       Price(s)

Original Issue Discount Note:         Yes          X   No
         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

         As of the date of the issuance of the Series D Notes covered hereby, after giving effect to the issuance thereof, and after giving effect to the principal amount of any Medium-Term Notes being concurrently or theretofore issued or retired (including, without limitation, any Series A, Series B, Series C and any Series D Notes), there will be $220 million in aggregate principal amount of the Company's Medium-Term Notes (including, without limitation, Series A Notes, Series B Notes, Series C and the Series D Notes) outstanding.